Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

ACHILLION PHARMACEUTICALS, INC.

FIRST: The name of the corporation (the “Corporation”) is Achillion Pharmaceuticals, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock that the Corporation has the authority to issue shall be 2,000, consisting of 1,000 shares (each, a “Preferred Share”) of preferred stock, par value $0.001 per share (“Preferred Stock”) and 1,000 shares of common stock, par value $0.001 per share (“Common Stock”).

A.	COMMON STOCK

1. General. The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

B.	PREFERRED STOCK

The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted and imposed on the Preferred Stock are as set forth below in this Part B of this Article Fourth. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

(a) From and after the date of this Certificate of Incorporation, holders of the Preferred Shares, in preference to the holders of any other class or series of the Corporation’s stock (the “Junior Stock”), shall be entitled to receive cumulative dividends (accruing from and after the date of issuance of such Preferred Shares) at the rate of eight percent (8%) of the Preferred Share Price (as hereinafter defined), which shall compound annually on each outstanding Preferred Share whether or not such dividends are earned or declared and whether or not sufficient funds are legally available therefor (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).

(b) So long as any Preferred Share shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation or any subsidiary or affiliate thereof (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation at a price per share determined in accordance with such agreements or upon the exercise of the Corporation’s right of first offer, if any, upon a proposed transfer) until all accrued dividends on the Preferred Shares shall have been paid.

2. Liquidation.

(a) Upon a Liquidation (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Preferred Shares shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each Preferred Share, an amount (the “Preference Amount”) equal to the sum of (A) $50,000 (the “Preferred Share Price”) and (B) all accrued and unpaid dividends (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event after the date of issuance of the first Preferred Share) before any distribution shall be made to the holders of the Common Stock, or any other class or series of Junior Stock of the Corporation. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Preferred Shares the full Preference Amount to which they shall be entitled, the holders of Preferred Shares shall share pro rata in any distribution of assets in accordance with their respective Preference Amounts.

(b) “Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, or (ii) any Sale of the Corporation. “Sale of the Corporation” means (i) the sale of all or substantially all of the Corporation’s assets, (ii) the sale or transfer of the outstanding shares of capital stock of the Corporation, or (iii) the merger or consolidation of the Corporation with another person or entity, in each case in clauses (ii) and (iii) of this sentence above under circumstances in which the holders of the voting power of outstanding capital stock of the Corporation, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

(c) If any or all of the proceeds payable to the stockholders of the Corporation in connection with a Liquidation are in a form other than cash or marketable securities, the fair market value of such consideration shall be determined in good faith by the Board of Directors.

(d) Payments to Holders of Common Stock. In the event of a Liquidation, after the payment in full of all Preference Amounts required to be paid to the holders of Preferred Shares, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

3. Redemption.

(a) At any time after the three-year anniversary of the date of this Certificate of Incorporation, the Corporation may, at its option, and at any time, redeem, at the applicable

Preference Amount (as determined in Section 2(a) above), all (but not less than all) of the Preferred Stock then outstanding. The Corporation shall give notice pursuant to this Section 3 to all of the holders of the then outstanding Preferred Shares at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice.

(b) Notice. If the Corporation elects to redeem the Preferred Shares in accordance with Section 3(a), the Corporation shall mail a notice of redemption (the “Redemption Notice”) to each holder of Preferred Shares, addressed to such stockholder at the address appearing on the books of the Corporation. The Redemption Notice shall include (i) the shares to be redeemed, (ii) the redemption date, (iii) the redemption price and (iv) the place at which the stockholders may obtain payment of the redemption price upon surrender of their share certificates.

(c) Cessation of Rights. If funds are available on the date fixed for a redemption of the Preferred Shares, then, whether or not the certificates representing the Preferred Shares which are to be redeemed are surrendered for payment of the applicable redemption price, the Preferred Shares which are redeemed shall no longer be outstanding and the holders thereof shall cease to be stockholders of the Corporation with respect to the Preferred Shares redeemed on or after the date fixed for redemption and shall be entitled only to receive the applicable redemption price for such redeemed shares, without interest, upon surrender of the certificates, representing the redeemed shares.

4. Voting. No holder of Preferred Shares shall be entitled to any voting rights with respect to such Preferred Shares, except as required by law.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a) Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, such by-laws may be adopted, amended or repealed by the board of directors of the Corporation; and

(b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws of the Corporation; and

(c) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the board of directors of the Corporation or in the by-laws of the Corporation; and

(d) Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of such class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting as a single class.

SIXTH: The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person (other than actions, suits, proceedings, claims or counterclaims to enforce such person’s rights to indemnification or advancement) unless such action, suit, proceeding, claim or counterclaim was authorized in the specific case by the board of directors of the Corporation. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SIXTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article SEVENTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.